 Exhibit 99.2

FIRST AMENDMENT TO PURCHASE AND SALE CONTRACT

This FIRST AMENDMENT TO PURCHASE AND SALE CONTRACT (this “Amendment”) is made and entered into as of July 3, 2008 by and between MAGUIRE PROPERTIES – 1920 MAIN PLAZA, LLC and MAGUIRE PROPERTIES – 2010 MAIN PLAZA, LLC, each a Delaware limited liability company (collectively, “Sellers”), and SHORENSTEIN PROPERTIES LLC, a Delaware limited liability company (“Buyer”), with reference to the following facts:

A.           Sellers and Buyer entered into that certain Purchase and Sale Contract dated as of June 26, 2008 (the “Purchase Contract”), with respect to certain real property located at 1910, 1920, 1970, 2000 and 2010 Main Street, Irvine, California, commonly known as “Main Plaza” and more particularly described in the Purchase Contract.  All initially capitalized terms which are used but not otherwise defined herein shall have the meanings given to them in the Purchase Contract.

B.           Sellers and Buyer desire to amend the Purchase Contract in accordance with the terms and provisions of this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer agree as follows:

1.           Satisfaction of Due Diligence and Title Review.  Buyer hereby confirms that it has satisfied itself with respect to the due diligence and title matters referenced in Articles 6(a) and 6(b) of the Purchase Contract, and Buyer hereby waives any right to terminate the Purchase Contract pursuant to such Articles 6(a) and 6(b).

2.           Purchase Price Credit.  In consideration of Section 1 above, Buyer shall be entitled to a credit against the Purchase Price at Closing in the amount of Eight Hundred Fifty Thousand Dollars ($850,000.00).

3.           Additional Loan Assumption Requirement.

(a)           The first paragraph of Section 5(a) of the Purchase Contract is hereby replaced in its entirety with the following:

“The closing of the transactions contemplated hereunder (the “Closing”) shall take place by delivery of documents by same day or overnight courier into a closing escrow (except as otherwise provided herein) established by First American Title Insurance Company (the “Title Company”) at 10:00 a.m. (California time) on a date selected by Buyer and Sellers (such date, as the same may be extended pursuant to the terms of this Contract, hereinafter called the “Closing Date”) that is no later than the fifth (5th) business day after all of the following have occurred: (i) Lender has approved in writing Buyer’s (or Buyer’s assignee’s) assumption of the Loan on terms and conditions reasonably satisfactory to Buyer (including without limitation, the identity of any replacement guarantor and any amendments required to the Loan Agreement and other Loan Documents to reflect differences in the organizational structures of Sellers and

Buyer), provided that Buyer acknowledges that it is required to comply with the special purpose entity, bankruptcy remote and other rating agency requirements, and all of the other terms and condition of the Loan Agreement pertaining to the Loan Assumption, and all of such matters are hereby considered to be satisfactory to Buyer; (ii) Buyer has approved the Loan Assumption documents required by Lender in connection therewith, which approval shall not be unreasonably withheld by Buyer; (iii) Sellers have obtained and delivered to Buyer a letter from Column Financial, Inc. (“CFI”) to Sellers, or provided other written confirmation from CFI, Lender or the Loan servicer, in either case clarifying to Buyer’s reasonable satisfaction that Section 4(l) of the Environmental Indemnity Agreement dated April 24, 2007 (the “Environmental Indemnity”), executed by Sellers and Maguire Properties, L.P. in connection with the Loan is intended to pertain only to matters concerning Hazardous Substances or Environmental Laws (as those terms are defined in the Environmental Indemnity) (the “Clarification”); and (iv) Lender has notified Buyer in writing that Lender is ready, willing and able to close the assumption of the Loan consistent with the terms and conditions of Lender’s approval under clause (i) above (clauses (i), (ii), (iii) and (iv) collectively, the “Loan Assumption Requirements”).  Without limitation of other alternatives to satisfy the Clarification, Buyer acknowledges that a letter from CFI in the form attached to this Amendment as Exhibit A would satisfy the Clarification.  Notwithstanding the foregoing, the Closing Date shall not be earlier than July 18, 2008.  If the Closing Date shall fall on Saturday, Sunday or holiday, the Closing Date shall automatically be extended to the next business day.”

(b)           If at any time prior to the Closing it becomes apparent in the reasonable judgment of Sellers that Sellers will not be able to obtain the Clarification, then Sellers shall thereafter have the right by written notice to Buyer to request Buyer to confirm in writing Buyer’s waiver of the requirement to obtain the Clarification.  If within three (3) business days after receipt of such written notice from Sellers Buyer fails to confirm in writing to Sellers Buyer’s waiver of the requirement to obtain the Clarification, then Sellers shall thereafter have the right to terminate the Purchase Contract by written notice to Buyer.  If Sellers elect to terminate the Purchase Contract pursuant to this Section 3, then all obligations, liabilities and rights of the parties under the Purchase Contract shall terminate (other than the parties’ obligations under Article 6(a), Article 6(d), Article 14 and Article 26 of the Purchase Contract, which shall remain in effect), and the Earnest Money shall be returned to Buyer.

(c)           Sellers agree to use their reasonable efforts to obtain the Clarification.

(d)           Sellers and Maguire Properties, L.P. hereby represent and warrant to Buyer that at the time of the origination of the Loan it was their intent that Section 4(l) of the Environmental Indemnity pertained only to matters concerning Hazardous Substances or Environmental Laws.  The representation and warranty set forth in this Section 3(d) shall be considered as an additional representation and warranty under Article 11 of the Purchase Contract, shall survive the delivery of the Deeds and the transfer of title to the Property, and shall constitute a Surviving Obligation under the Purchase Contract, except that (1) the provisions of Articles 11(b) and 11(e) of the Purchase Contract and the second and third paragraphs of Article 15 of the Purchase Contract shall not be applicable with respect to the representation set forth in this Section 3(d), and (2) the Claim Period limitation set forth in Article 15 of the Purchase Contract shall not be applicable to the representation set forth in this Section 3(d).  The terms and provisions of Article 8(a) of the Purchase Contract shall be applicable to a breach of the representation and warranty set forth in this Section 3(d).

4.           Miscellaneous.  This Amendment constitutes the entire agreement between the parties pertaining to the subject matter hereof, and the final, complete and exclusive expression of the terms and conditions thereof, and all prior agreements, representations, negotiations and understandings of the parties with respect to the subject matter hereof, oral or written, express or implied, are hereby superseded and merged herein.  Except as expressly amended under this Amendment, all provisions of the Purchase Contract shall remain in full force and effect.  All of the terms and provisions of this Amendment shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and assigns.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original but together shall constitute one agreement.  Signatures on the Amendment may be delivered by facsimile or electronic pdf transmission.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties have executed this First Amendment to Purchase and Sale Contract as of the date first above written.

“SELLERS”

MAGUIRE PROPERTIES – 1920 MAIN PLAZA, LLC,
a Delaware limited liability company

By:	/s/ MARK LAMMAS
Name:	Mark Lammas
Title:	Vice President & Secretary

MAGUIRE PROPERTIES – 2010 MAIN PLAZA, LLC,
a Delaware limited liability company

By:	/s/ MARK LAMMAS
Name:	Mark Lammas
Title:	Vice President & Secretary

“BUYER”

SHORENSTEIN PROPERTIES LLC,
a Delaware limited liability company

By:	/s/ CHRISTINE H. KWAK
Name:	Christine H. Kwak
Title:	Vice President

JOINDER

The undersigned consents to the foregoing First Amendment to Purchase and Sale Contract, confirms that the Joinder executed by the undersigned and attached to the Purchase Contract remains in full force and effect, and further executes this Joinder to evidence its agreement to the terms and provisions of Section 3(d) of the foregoing First Amendment to Purchase and Sale Contract.

MAGUIRE PROPERTIES, L.P., a Maryland limited partnership

By:	Maguire Properties, Inc., a Maryland corporation,

	By:	/s/ MARK LAMMAS
	Name:	Mark Lammas
	Title:	Executive Vice President